Pricing supplement
To prospectus dated April 13, 2023,
prospectus supplement dated April 13, 2023,
product supplement no. 3-I dated April 13, 2023 and
underlying supplement no. 1-I dated April 13, 2023	Registration Statement Nos. 333-270004 and 333-270004-01 Dated August 11, 2023 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$600,000 Notes Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index due August 28, 2024 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek an uncapped, leveraged return linked to the relative performance of the S&P 500® Equal Weight Index (the “Long Index”) and the S&P 500® Index (the “Short Index”, and together with the Long Index, the “Indices”), while seeking full repayment of principal at maturity.
•	Investors should be willing to forgo interest and dividend payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Indices:	The S&P 500® Equal Weight Index (Bloomberg ticker: SPW; the “Long Index”) and the S&P 500® Index (Bloomberg ticker: SPX; the “Short Index”), each an “Index”
Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount:

The Additional Amount payable at maturity per $1,000 principal amount note will equal:

•          If the Relative Return is positive: $1,000 × Relative Return × Participation Rate;

•          If the Relative Return is equal to or less than zero: $0.

In no event will the Additional Amount be less than zero.

Participation Rate:	126.75%
Relative Return:

Long Index Return – Short Index Return

A positive Relative Return reflects the outperformance of the Long Index relative to the Short Index. A negative Relative Return reflects the underperformance of the Long Index relative to the Short Index

Long Index Return:	The Index Return of the Long Index
Short Index Return:	The Index Return of the Short Index
Index Return:	With respect to each Index: (Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The closing level of each Index on the Pricing Date, which was 4,464.05 for the S&P 500® Index and 6,137.61 for the S&P 500® Equal Weight Index
Ending Index Level:	The closing level of each Index on the Valuation Date
Pricing Date:	August 11, 2023
Original Issue Date:	On or about August 16, 2023 (Settlement Date)
Valuation Date*:	August 23, 2024
Maturity Date*:	August 28, 2024
CUSIP:	48133YH23
*	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$600,000.00	$6,000.00	$594,000.00
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement

The estimated value of the notes, when the terms of the notes were set, was $977.20 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS- 1
Notes Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Relative Returns?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Participation Rate of 126.75%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Relative Return	Additional Amount	Payment at Maturity	Total Return
80.00%	$1,014.000	$2,014.000	101.400%
70.00%	$887.250	$1,887.250	88.725%
60.00%	$760.500	$1,760.500	76.050%
50.00%	$633.750	$1,633.750	63.375%
40.00%	$507.000	$1,507.000	50.700%
30.00%	$380.250	$1,380.250	38.025%
20.00%	$253.500	$1,253.500	25.350%
10.00%	$126.750	$1,126.750	12.675%
5.00%	$63.375	$1,063.375	6.338%
2.50%	$31.688	$1,031.688	3.169%
0.00%	N/A	$1,000.000	0.000%
-2.50%	N/A	$1,000.00	0.000%
-5.00%	N/A	$1,000.00	0.000%
-10.00%	N/A	$1,000.00	0.000%
-20.00%	N/A	$1,000.00	0.000%
-30.00%	N/A	$1,000.00	0.000%
-40.00%	N/A	$1,000.00	0.000%
-50.00%	N/A	$1,000.00	0.000%
-60.00%	N/A	$1,000.00	0.000%
-70.00%	N/A	$1,000.00	0.000%
-80.00%	N/A	$1,000.00	0.000%
-90.00%	N/A	$1,000.00	0.000%
-100.00%	N/A	$1,000.00	0.000%

JPMorgan Structured Investments —	PS- 2
Notes Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index

Hypothetical Examples of Relative Return Calculations and Amounts Payable at Maturity

The following examples illustrate the hypothetical Relative Return on the Valuation Date and how the payment at maturity under different hypothetical scenarios is calculated using the following assumptions (the actual terms will be provided in the pricing supplement; amounts have been rounded for ease of reference):

Hypothetical Long Index Initial Index Level: 100.00

Hypothetical Short Index Initial Index Level: 100.00

The hypothetical Initial Index Levels of each Index of 100.00 have been chosen for illustrative purposes only and do not represent the actual Initial Index Levels of that Index.

Example 1: On the Valuation Date, the Long Index closes at 95.00, which is 5.00% below its Initial Index Level of 100.00, and the Short Index closes at 90.00, which is 10.00% below its Initial Index Level of 100.00. The Relative Return is equal to 5.00%, calculated as follows:

Long Index Return – Short Index Return

(-5.00%) – (-10.00%) = 5.00% Relative Return

Because the Relative Return is 5.00%, the investor receives an Additional Amount equal to $63.375 per $1,000 principal amount note, calculated as follows:

$1,000 × 5.00% × 126.75% = $63.375

Accordingly, the total Payment at Maturity will be $1,063.375 per $1,000 principal amount note.

Example 2: On the Valuation Date, the Long Index closes at 125.00, which is 25.00% above its Initial Index Level of 100.00, and the Short Index closes at 125.00, which is 25.00% above its Initial Index Level of 100.00. The Relative Return is equal to 0.00%, calculated as follows:

Long Index Return – Short Index Return

25.00% – 25.00% = 0.00% Relative Return

Because the Relative Return is 0.00%, the Additional Amount equals zero and the total Payment at Maturity will be $1,000.00 per $1,000 principal amount note.

Example 3: On the Valuation Date, the Long Index closes at 50.00, which is 50.00% below its Initial Index Level of 100.00, and the Short Index closes at 90.00, which is 10.00% below its Initial Index Level of 100.00. The Relative Return is equal to -40.00%, calculated as follows:

Long Index Return – Short Index Return

(-50.00%) – (-10.00%) = -40.00% Relative Return

Because the Relative Return is -40.00%, the Additional Amount equals zero and the total Payment at Maturity will be $1,000.00 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Notes Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL — The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined based on the relative performance of the Indices. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	RETURN LINKED TO THE RELATIVE PERFORMANCE OF THE S&P 500® EQUAL WEIGHT INDEX AND THE S&P 500® INDEX — The S&P 500® Equal Weight Index is an equal-weighted version of the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Indices, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 3-I. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Latham & Watkins LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange, and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the Additional Amount is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Latham & Watkins LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 5.32%, compounded semiannually. Based on our determination of the comparable yield , the “projected payment schedule per $1,000 principal amount note consists of a single payment at maturity, equal to $1,055.90. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.
Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
August 16, 2023 through December 31, 2023	$19.80	$19.80
January 1, 2024 through August 28, 2024	$36.10	$55.90

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of the payment that we will make on the notes. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Treatment as Contingent Payment Debt Instruments.”

JPMorgan Structured Investments —	PS- 4
Notes Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either Index or any of the component securities of either Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

Risks Relating to the Notes Generally

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY — If the Relative Return is equal to or less than 0.00%, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	The Return on the NOTES Is Based on Relative Performance — You may receive a lower return on your notes than you could receive by taking directly a long position in the Long Index or a short position in the Short Index. Unlike a long position in the Long Index or a short position in the Short Index, you may not earn an Additional Amount greater than zero even if the Long Index appreciates or the Short Index depreciates over the term of the notes. You may also not earn an Additional Amount greater than zero even if both Indices appreciate or both Indices depreciate, if in either case the Long Index Return is less than the Short Index Return. The notes are linked to the performance of the Long Index minus the performance of the Short Index and thus are affected by the relative, not absolute, performance of the Indices. In order to receive a positive return on the notes, (a) the value of the Long Index must increase over the term of the notes while the value of the Short Index decreases, (b) the value of the Long Index must increase over the term of the notes by a greater percentage than that of the Short Index or (c) if the value of both Indices decrease over the term of the notes, the value of the Long Index must decrease by a lower percentage than that of the Short Index.
•	Changes in the Value of the Long INDEX May Be Offset or Negated Entirely by Changes in the Value of the Short INDEX — Changes in the value of the Long Index may be offset or entirely negated by changes in the value of the Short Index. Irrespective of whether the Long Index Return has a positive (or negative) correlation (or no correlation) with the Short Index Return, your investment will be exposed to the performance of the Long Index relative to the Short Index, and you may not receive any Additional Amount on your investment if the Long Index underperforms the Short Index. A positive Long Index Return may be offset or entirely negated by a positive Short Index Return. Similarly, a negative Short Index Return may be offset or entirely negated by a negative Long Index Return. Therefore, if the Long Index Return has a strong positive correlation with the Short Index Return, your return on the notes may be adversely affected. You may not receive any Additional Amount even if the value of the Long Index appreciates or the value of the Short Index depreciates during the term of the notes, if in either case the Long Index underperforms the Short Index.
•	You Are Exposed to the Risks Associated with Movements of Each INDEX — Your return on the notes is not linked to a basket consisting of the Indices. Rather, your return on the notes will be contingent upon the performance of each individual Index. Unlike an instrument with a return linked to a basket of Indices, in which risk is mitigated and diversified among all the components of the basket, you will be exposed equally to the risks related to each Index. Poor performance by the Long Index or strong performance by the Short Index over the term of the notes may negatively affect your return on the notes. Accordingly, your investment is subject to the risks associated with movements of each Index.
•	Investing in the Notes Is Not Equivalent to Investing (or Taking a Short Position) in the Stocks Composing the INDICES — Investing in the notes is not equivalent to investing (or taking a short position) in the stocks included in the Indices. As an investor in the notes, you will not have any ownership interest or rights in the stocks included in the Indices, such as voting rights, dividend payments or other distributions.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Indices would have.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

JPMorgan Structured Investments —	PS- 5
Notes Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity

JPMorgan Structured Investments —	PS- 6
Notes Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index

Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of either Index.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Indices

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE INDICES — JPMorgan Chase & Co. is currently one of the companies that make up the Indices, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Indices.

JPMorgan Structured Investments —	PS- 7
Notes Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index

Historical Information

The following graphs set forth the historical performance of each Index based on the weekly historical closing levels of such Index from January 5, 2018 through August 11, 2023. The closing level of the S&P 500® Equal Weight Index on August 11, 2023 was 6,137.61 and the closing level of the S&P 500® Index on August 11, 2023 was 4,464.05.

We obtained the closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of either Index on the Valuation Date. There can be no assurance that the performances of either Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of

JPMorgan Structured Investments —	PS- 8
Notes Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index

the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Relative Returns?” and “Hypothetical Examples of Relative Return Calculations and Amounts Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

JPMorgan Structured Investments —	PS- 9
Notes Linked to the Relative Performance of the S&P 500® Equal Weight Index and the S&P 500® Index